Exhibit 10.8.1

December 19, 2013

Mike Keriakos

88 Laight Street, #3

New York City, NY 10013-2070

Dear Mike:

While the Everyday Health, Inc. (“Company”) management team, Board of Directors (“Board”) and (most especially) I will miss your involvement in day-to-day operations and strategic vision, we understand your desire to put in place a transition plan in anticipation of the Company’s initial public offering. As you prepare for your next endeavors, it is with tremendous gratitude for your friendship, service and leadership that I am pleased to set forth below the terms of this important transition. These terms are referred to herein as the “Agreement.”

Certain capitalized terms used but not otherwise defined in this Agreement are defined in Annex A.

1. Separation Date. We have agreed with you that your last day of employment with the Company and your employment termination date will be December 31, 2013 (the “Separation Date”). At 11:59 p.m. on the Separation Date, that certain Employment Agreement entered into between you and the Company on or about November 22, 2010 (the “Employment Agreement”)1 will terminate with no further force or effect.

2. Transition Period and Duties. Beginning January 1, 2014 and continuing through and including December 31, 2015 (the “Advisory Period”), you have agreed to provide advisory and transition services to the Company. During this period, you will serve under the title of Co-Founder and Leader of the Company’s Board of Advisors. In addition to carrying out your duties on the Board of Advisors, it is anticipated that you will also keep the Company abreast of important trends and developments identified by you among start-up digital health information and related companies, as well as among related business incubator programs with which you have relationships that are focused on digital health information and related companies. You will also provide such advisory services and consultation as the Chief Executive Officer of the Company and you may reasonably agree from time to time during the Advisory Period. During the Advisory Period, in light of the change in your role, you will no longer have, and will not represent that you have, legal authority to act on behalf of or to bind the Company. You understand and agree that the services you provide during the Advisory Period shall not operate to create a contract of employment with the Company. Such services will be provided by you as an independent contractor to the Company. During the Advisory Period, your current office space will continue to be available to you, as well as the general administrative services of the office. Following the Separation Date, however, in light of the change in your role, you will not have a dedicated administrative assistant beyond January 31, 2014 or other dedicated services.

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3. Board Service. Although you have agreed to remain on the Board following the Separation Date as part of the transition, you and the Company have agreed that immediately upon a Change in Control, or upon the effective date of the registration statement relating to the Company’s initial public offering, you will be deemed to have resigned from the Board of Directors. If necessary, you and the Company will promptly execute any documents required to memorialize your resignation.

4. Compensation and Advisory Service Fee Matters.

(a) Accrued Salary. On or before the first regularly scheduled payroll date following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and required withholdings.

(b) Transition Payment. The Company will pay you, as part of the transition, the gross amount of Seven Hundred and Fifty Thousand Dollars ($750,000.00), subject to required withholdings. This amount will be paid over a period of 12 months in equal installments on the Company’s regularly scheduled payroll dates beginning with the first such payroll date following the Separation Date.

(c) Advisory Services Fee. The Company will pay you a fee in the amount of Six Hundred and Fifty Thousand Dollars ($650,000.00) as additional consideration hereunder. This amount will be paid as follows: (1) Four Hundred and Fifty Thousand Dollars ($450,000.00) on April 1, 2014; and (2) Two Hundred Thousand Dollars ($200,000.00) on April 1, 2015. This fee shall not be subject to withholdings and will be reported by the Company to the IRS via Form 1099. You understand and agree that you will be responsible for all taxes associated with such fee.

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5. Stock Options. Annex B sets forth all outstanding options granted to you under the Company’s 2003 Stock Option Plan (the “Plan”). All unvested options held by you, including the option granted to you for 56,250 shares pursuant to the Action by Unanimous Written Consent of the Compensation Committee of Everyday Health, Inc. dated June 11, 2013 (the “Unanimous Consent”), shall vest in full on the Separation Date, and the Compensation Committee shall take all action prior to the Separation Date to effect such accelerated vesting, including in the case of the grant made under the Unanimous Consent, taking action such that said option shall no longer vest contingent upon the event(s) as set forth in the Unanimous Consent but instead shall vest in full on the Separation Date. As part of this Agreement, the Company shall permit you (or in the event of your death or disability, your heirs, executors and legal representatives, as applicable) to exercise any or all of your options on or before December 31, 2017, and the Compensation Committee shall take all action prior to the Separation Date to effect such permitted exercise. Except as stated herein, your options shall be subject to the terms of the Plan and grant documents, copies of each of which have been provided to your counsel; provided that you shall not be obligated to enter into any “lock-up” agreement other than a “lock-up” agreement in connection with an underwritten initial public offering by the Company, in form and substance substantially identical to those entered into by the Company’s other stockholders and optionholders; and further provided that you hereby acknowledge and agree to remain bound by your existing obligations pursuant to that certain “lock-up” agreement executed by you in favor of J.P. Morgan Securities LLC, as representative of the several underwriters, in connection with the Company’s currently contemplated initial public offering (the “Lock-Up”) and hereby further agree that the automatic termination date of the Lockup in the event that the Underwriting Agreement (as defined in the Lock-Up) is not executed by March 31, 2014 shall be

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extended to the same date as the “lock-up” agreements entered into by the Company’s other stockholders and optionholders.

6. Health Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits after the Separation Date at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. Within the timing required by law, you will be provided with a separate notice describing your rights and obligations with respect to continued group health insurance coverage under the applicable state and/or federal insurance laws. For the 18-month period following the Separation Date, the Company shall pay to you, on the first day of each month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”). You may, but are not obligated to, use such Special Cash Payment toward the cost of COBRA premiums The Company shall pay to you the Special Cash Payment on the first day of each month, beginning January 1, 2014.

7. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, the Company is not obligated to provide you with any additional compensation, severance, or benefits after the Separation Date. Specifically, you understand and agree that the compensation and benefits provided to you in this Agreement are in lieu of and not in addition to any other compensation or benefit to which you may otherwise be entitled to, including, but not limited to, the compensation and benefits provided for in the Employment Agreement.

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8. Expense Reimbursements. You agree that, within sixty (60) days of the Separation Date, you will submit any final documented expenses incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. The Company will reimburse reasonable expenses incurred in connection with your duties during the Advisory Period pursuant to its regular business practice. The Company will reimburse you $12,500 for the legal fees and expenses incurred by you in connection with the negotiation, preparation, interpretation, and execution of this Agreement and shall be paid by the Company no later than the Separation Date.

9. Return of Company Property. By January 8, 2016, unless requested earlier by the Company, you agree to use commercially reasonable efforts to: (i) return to the Company all (x) tangible Company documents (and all tangible copies thereof) and other tangible Company property that you have in your possession, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, physical property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any (y) tangible materials of any kind that contain or embody any proprietary or confidential information of the Company (and all tangible reproductions thereof) and (ii) delete computer files embodying the foregoing proprietary or confidential information of the Company so as not to be readily accessible to an end user.

10. Confidential Information Obligations and Restrictive Covenants.

(a) You understand and agree that, after the Separation Date and during and after the Advisory Period, you shall hold in strict confidence and shall not disclose, directly or indirectly, to any third party, person, firm, corporation or other entity, irrespective of whether

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such person or entity is a competitor of the Company or is engaged in a business similar to that of the Company, any Confidential Information of the Company or any subsidiary or controlled Affiliate of the Company obtained or developed by you from, through, or in the course of your employment with the Company or your services hereunder.

(b) Notwithstanding the foregoing limitations, you shall not be required to keep confidential any information that: (i) is known or available through other lawful sources, or (ii) is or becomes publicly available or generally known in the industry through no fault of yours, your agents or another individual or entity that owes a duty of confidentiality to the Company, or (iii) is required to be disclosed pursuant to any statutes, laws, rules, regulations, ordinances, codes, directives, writs, injunctions, decrees, judgments, and orders of any governmental body (provided the Company is given reasonable prior notice).

(c) Nothwithstanding anything in this Agreement to the contrary, you understand and agree that the assignment of inventions provided for in Section 3.4 of the Employment Agreement (“Assignment and Disclosure of Inventions”) remains effective. You also agree to continue to cooperate with the Company, at the Company’s sole cost and expense, both during and after employment and after your services under this Agreement, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to assigned inventions. This includes signing all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which are reasonably necessary in order to protect its rights and interests. You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such papers, any officer of the Company shall be entitled to execute any such papers as your

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agent and attorney-in-fact, and you hereby irrevocably designate and appoint each officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions which may be reasonably necessary to protect the Company’s rights and interests in any assigned invention.

(d) You further understand and agree that through the Advisory Period, you will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, without the written approval of the Company:

(1) perform work for a business that provides Conflicting Services (or in the case of clauses (iv) and (v) of the definition thereof, perform the work prohibited thereby);

(2) request, induce, or attempt to induce any Customer or Potential Customer to terminate or reduce its relationship with the Company or any subsidiary or controlled Affiliate of the Company;

(3) interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company, or any subsidiary or controlled Affiliate of the Company, and any customer, vendor, licensor, supplier or employee of the Company or any subsidiary or controlled Affiliate of the Company;

(4) offer employment to any person who is a then current employee of the Company or any subsidiary or controlled Affiliate of the Company or has left the Company or any subsidiary or controlled Affiliate of the Company in the preceding three (3) months; or

(5) solicit (directly or indirectly, individually or in connection with any new employer or other business partner) any person who is a then current employee of the Company

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or any subsidiary or controlled Affiliate of the Company or has left the Company or any subsidiary or Affiliate in the preceding three (3) months to accept employment elsewhere; provided, however, that general solicitations of employment not specifically directed toward employees of the Company or its subsidiaries or controlled Affiliates are permitted and will not violate this clause (5), or, provided such person is not employed, violate clause (4) above.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family, prospective employers and business partners, and financing sources; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements, including but not limited to, Securities and Exchange Commission filings; (d) the Company may disclose this Agreement on the same basis as if disclosing other confidential information as part of bona fide financing, merger and acquisition, Change in Control, initial public offering or similar activity; and (e) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. The Company and you will mutually agree on all public statements and communications to Company stakeholders regarding the matters contemplated hereby.

12. Non-disparagement. The Company shall instruct its officers and directors not to disparage you in any manner or through any medium likely to be harmful to you or your business, business reputation or your personal reputation. You agree not to disparage the Company and its officers and directors, in any manner or through any medium likely to be

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harmful to them or their business or business reputation each as related to the Company and its subsidiaries. In the event that either party violates the non-disparagement obligation (or, in the case of the Company, any of its officers or directors fail to abide by the above instruction), the other party shall be permitted to respond as they reasonably believe appropriate under the circumstances without being limited by the above restrictions. The foregoing notwithstanding, both you and the Company shall respond accurately and fully to any inquiry in the course of a government investigation or as required by compulsion of law (including as required by a subpoena).

13. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability by the Company to you or to any other person, and that the Company makes no such admission.

14. Release of Claims. In exchange for the mutual release provided for in this Section 14, except as provided herein, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring with respect to your relationship with the Company at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to claims under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); New York Human Rights Laws, as amended;

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the New York Civil Rights Act, as amended; the New York Minimum Wage Law, as amended; Equal Pay Law for New York, as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; and any public policy, contract, tort, or common law. The foregoing release does not encompass, and you do not release: (i) any and all claims or rights that you may have with respect to your capacity as a stockholder or optionholder of the Company, including under any stockholder agreement, option plan or option grant documents and similar instruments; (ii) claims and rights to indemnification, contribution or insurance arising from your service as an employee, officer, director, stockholder or optionholder of the Company; or (iii) your rights under this Agreement.

In exchange for the mutual release provided for in this Section 14, except as provided herein, the Company on behalf of itself and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, affiliates, and assigns hereby generally and completely release you and your family members, affiliates, successors and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring with respect to your relationship with the Company or service as an officer or director of the Company, at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to claims under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); New York Human Rights Laws, as amended; the New York Civil Rights Act, as amended; the New York Minimum Wage Law, as amended;

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Equal Pay Law for New York, as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; and any public policy, contract, tort, or common law. The foregoing release does not encompass, and the Company does not release its rights under this Agreement.

15. Indemnification. You shall be entitled to the benefits of all provisions of the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, that provide for indemnification, exculpation, contribution and reimbursement of officers, directors and/or employees of the Company. In addition, without limiting such provisions of the Certificate of Incorporation or Bylaws, or any other agreement with the Company, to the fullest extent permitted by law, the Company shall indemnify you and save and hold you harmless from and against, and pay or reimburse, any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys’ fees actually and reasonably incurred, if you are made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against you (whether or not in the right of the Company), by reason of the fact that you are or were a director, officer, employee, consultant, advisor or acted in such capacity on behalf of the Company, or the rendering of services by you pursuant to this Agreement or any of your prior employment agreements with the Company (including the Employment Agreement), whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion. Upon your request, the Company will advance any reasonable expenses or costs, subject to your undertaking to repay any such advances in the event there is an unappealable final determination that you are not entitled to indemnification for such expenses. This provision shall survive the expiration or termination of this Agreement.

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16. Termination.

(a) Subject to subsection (b) below, this Agreement may not be terminated in whole or in part by the Company, and all rights and benefits provided to you hereunder, including under Sections 4, 5, 6 and 8 shall in all events be timely paid and furnished to you (or in the event of your death or disability, your heirs, executors and legal representatives, as applicable).

(b) Notwithstanding the foregoing, the Company may provide you with written notice of your alleged material breach of the provisions of Section 10 within 30 days of an officer of the Company first becoming aware of facts that would constitute an alleged breach, setting forth with reasonable specificity the conduct alleged to constitute such breach (it being agreed that the Company’s failure to timely provide such notice shall be deemed to constitute a waiver of the alleged breach in question). You shall then have a period of 30 days to either take reasonable steps to remedy the alleged breach or object to the notice of breach in writing. In the event you take reasonable steps to remedy the alleged breach, if such breach is subject to remedy such that the Company does not suffer material injury or harm as a result of the breach, then you shall have no further liability hereunder in connection therewith.

17. Application of Section 409A. Notwithstanding anything to the contrary set forth herein, to the extent that any payments and benefits provided under this Agreement constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), such payments and benefits shall not commence in connection with your termination of employment unless and until you have also incurred a

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“separation from service” (as such term is defined in Treasury Regulation Section 1.409A-l(h), without reference to alternative definitions thereunder, a “Separation From Service”), unless the Company reasonably determines that a Separation From Service is not a necessary precondition to payment and as a result such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409 A. For the sake of clarity, it is intended that you incur a Separation From Service on the Separation Date, and the parties acknowledge that the amount of the advisory and transition services to be provided during the Advisory Period shall be at a level that is not greater than (and may be less than) 20% of the average level of services you provided over the thirty-six (36) months immediately preceding the Advisory Period.

It is intended that each installment of severance pay and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-l(b)(4), 1.409A-l(b)(5), and 1.409A-l(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and you are, upon your Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earliest to occur of: (a) the date that is six months and one day after your Separation From Service, (b) the date of your death or (c) such earlier date as is permitted under Section 409A (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date,

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the Company (or the successor entity thereto, as applicable) shall (i) pay to you a lump sum amount equal to the sum of the payments and benefits that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

18. General Provisions. This Agreement, including the Exhibits and Annexes hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives,

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successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York. Any dispute arising out of this Agreement shall be brought in the state or federal courts of the State of New York, which shall serve as the exclusive forum for any such dispute. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

Everyday Health, Inc.

By:	/s/ Ben Wolin
Name: Ben Wolin
Title: Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Mike Keriakos

Mike Keriakos

Date: December 19, 2013

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Annex A

Defined Terms. The following terms shall have the meanings set forth below:

(a) “Affiliate” means any person, firm or corporation, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Company.

(b) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any person, entity or group (within the meaning of the Securities Exchange Act of 1934, as amended) (such person, entity, or group, an “Exchange Act Person”), becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(c) “Confidential Information” means any information used by or belonging or related to the Company or any of its controlled affiliates that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis including without limitation any and all intellectual property,

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trade secrets and proprietary information, information relating to the Company’s business and services, employee information, customer lists and records, business processes, procedures or standards, know-how, technology, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that the Company advises you should be treated as confidential information (including information conceived, discovered or developed by you), that you learn of, possess, or have access through your employment by the Company or your services under this Agreement, related to the Company, its business partners, or the business of its Customers or Potential Customers. Confidential Information shall not include information known to you prior to your employment with the Company. Confidential Information shall not include Company information which is or becomes Publicly Known through no breach of this Agreement or other act or omission of yours. The burden of proving that information or skills and experience are not Confidential Information shall be on the party asserting such exclusion.

(d) Businesses that provide “Conflicting Services” are those that:

(i)	Operate a paid or unpaid subscription service/site that provides diet, fitness or health-related information to U.S. consumers via the Internet, mobile application or other digital platform if such subscription service/site was either (i) operated by the Company at some point or (ii) after reasonable inquiry you learn that the Company held discussions with a third party about operating such subscription service/site and the Company has not declined the opportunity to operate such subscription/service/site (it being agreed that such a service/site based on Pastor Rick Warren’s “The Daniel Plan” or other projects of Saddleback Ministries shall not constitute Conflicting Services).
(ii)	Provide a digital service that enables employers, providers, health plans and other risk-bearing entities to better manage the health and wellness of their U.S.-based patient populations by providing such patient population diet, fitness or health-related information or health assessments tools and (i) the revenues from such digital service (but excluding any related hardware and device revenues) during the twelve calendar month period prior to your involvement was more than $10 million and (ii) the revenue model for such digital service is a license fee based on the number of covered lives participating in the digital service (it being agreed that Fitbit, Jawbone and similar businesses that primarily focus on selling wearable tracking devices to consumers shall not constitute Conflicting Services).
(iii)	Operate a service/site that provides medical or health-related information targeted at U.S. or non-U.S. healthcare professionals via the Internet, mobile application or other digital platform and the revenue model for such service/site is the sale of advertising or sponsorships to entities marketing pharmaceutical or medical device products and services or the receipt of CME grants.
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(iv)	Had either (i) over $20 million in revenues during the twelve calendar month period prior to your involvement from the sale of advertising or sponsorships of pharmaceutical, OTC medicines, medical device and/or parenting/pregnancy products and services or (ii) over l/3rd of their total revenues during the twelve calendar month period prior to your involvement from the sale of advertising or sponsorships of pharmaceutical, OTC medicines, medical device and/or parenting/pregnancy products and services and in each case your involvement will entail directly managing the sale of online/digital advertising or sponsorships of pharmaceutical, OTC medicines, medical device and/or parenting/pregnancy products and services.
(v)	Had over $20 million in advertising revenues during the twelve calendar month period prior to your involvement and your involvement will entail directly managing the sale of online/digital advertising or sponsorships of pharmaceutical, OTC medicines, medical device and/or parenting/pregnancy products and services.
(vi)	Were formed/founded after January 1, 2012 and the business model for such entity anticipates more than l/3rd of their total revenues to come from the sale of advertising or sponsorships of pharmaceutical, medical device and/or parenting/pregnancy products and services during the Advisory Period.

For the avoidance of doubt and without limiting the scope of the definition of “Conflicting Services” but subject to the exceptions contained in the next paragraph, the following companies provide “Conflicting Services” as of the date of this Agreement: (a) WebMD; (b) Yahoo; (c) AOL; (d) Drugsite Trust (Drugs.com); (e) Health Grades; (f) Healthline Networks; (g) Marketing Technology Solutions (Quality Health); (h) Remedy Health Media; (i) Sharecare; (j) Demand Media (LIVESTRONG/eHoq); (k) Rodale; and (I) Weight Watchers. Notwithstanding anything else in this Agreement, the non-competition restriction for WebMD shall extend beyond the Advisory Period and continue until December 31, 2017.

Notwithstanding the foregoing, the following in and of themselves shall not constitute work or services performed by you for a business that provides “Conflicting Services”:

(I)	ownership of an ownership interest in a private or publicly-traded entity that provides Conflicting Services or owns an entity that provides Conflicting Services, provided such ownership interest does not exceed 10% of the fully-diluted common equity;

(II)	serving as an officer, director, employee or consultant to an entity that provides Conflicting Services or owns an entity that provides Conflicting Service along with other bona fide business, so long as you do not, directly or indirectly, render material advice or services to the Conflicting Services portion of such business as described in clauses (i)-(iii) and (vi) above or render the prohibited services in the case of clauses (iv) and (v) above; and
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(III) ownership of a non-controlling investment made in a bona fide investment fund or similar vehicle that owns an interest in an entity that provides Conflicting Services.

(e) “Customer or Potential Customer” means each and every person and/or entity who or which, at any time during the two (2) years prior to termination of your employment whom or which you knew or should have been aware: (i) contracted for, was billed for, or received services from the Company, or (ii) was in contact with you or in contact with another representative of the Company concerning the Company’s products and services.

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